Exhibit 99.1
News Release

Media Contacts:	David Caouette	Investor Contact:	Eva Boratto
	(908) 423-3461		(908) 423-5185

Amy Rose
(908) 423-6537
Merck Outlines Long-Term Prospects and Progress on Strategic Plan
at 2008 Annual Business Briefing
•	Company Expects to File New Drug Applications With the FDA for Telcagepant, Rolofylline and Ezetimibe/Atorvastatin; Will Seek Approval of New Indications for GARDASIL and ISENTRESS in 2009

•	Merck’s Pipeline Continues to Progress with Six New Phase III Development Programs Anticipated to Start in 2009 and Seven Phase III Programs Continuing

•	Merck Plans Three Phase III Programs for New Indications to Start in 2009 and Two Phase III Programs for New Indications Continuing in 2009

•	JANUVIA, JANUMET and ISENTRESS Expected to Deliver Strong Growth as Worldwide Launches Continue

•	Implementation of New Business Models Continue in U.S., Europe and Japan; Company Expanding Business in Emerging Markets

•	Company Forms Merck BioVentures Division for Follow-on Biologics
WHITEHOUSE STATION, N.J., Dec. 9, 2008 — Merck & Co., Inc. today hosted its Annual Business Briefing where it outlined its long-term prospects and announced several key improvements in how the Company develops and markets medicines and vaccines worldwide. The Company will continue to cultivate innovation and create customer value in order to drive the growth of its business and position Merck for future success, Merck Chairman, President and Chief Executive Officer Richard T. Clark told investors and analysts today.
     “Next year will continue to be a period of fundamental transformation that establishes Merck as a different competitor for the next decade. We look to emerge leaner and more responsive to our customers’ needs and with a pipeline that offers significant potential, thanks to
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the scientific innovation that will continue to be the hallmark of our Company. This new Merck will be built for the new era that our industry has entered — and it will be built for long-term success,” said Mr. Clark.
     During his presentation, Mr. Clark provided new details of Merck’s near- and long-term strategic goals.
     Merck plans to optimize the value of its medicines and vaccines over the long term, through effective lifecycle management, and to invest in internal and external growth opportunities, such as regional business development. The Company also intends to derive additional growth from emerging markets and follow-on biologics. Merck is on track to achieve its goal of $2 billion in emerging market sales by 2010. In addition, the Company is making significant investments in key emerging markets, including China and India, with the goal of attaining a leadership position in those markets over the long term. Further, Merck is moving to diversify its portfolio by creating a new division, Merck BioVentures, which leverages a unique platform for both follow-on and novel biologics.
     “We’re building a sustainable model for success,” Mr. Clark said. “We remain focused on achieving our short-term objectives, while investing appropriately for our future success.”
Merck’s Late-Stage Pipeline Advances
     Peter S. Kim, Ph.D., executive vice president and president, Merck Research Laboratories, told analysts that in 2009, the Company anticipates submitting three New Drug Application (NDA) filings with the U.S. Food and Drug Administration (FDA): MK-0974, telcagepant, an investigational compound for the treatment of migraines; MK-7418, rolofylline, an investigational compound for the treatment of acute heart failure; and MK-0653C, ezetimibe combined with atorvastatin, an investigational medication for the treatment of dyslipidemia being developed by the Merck-Schering Plough joint venture.
     The Company also anticipates regulatory action in 2009 on three supplemental filings that have been or will be submitted to the FDA and other regulatory agencies: two for GARDASIL, Merck’s HPV vaccine, for an expanded indication for adult women through age 45 and for use in males; and one for ISENTRESS, a first-in-class integrase inhibitor for the treatment of HIV-1 infection, for an expanded indication for use in treatment-naïve patients. In the U.S. alone, if approved, the treatment-naïve indication would triple the number of patients for whom ISENTRESS would be indicated.
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     At the briefing, Dr. Kim profiled the Company’s extensive and diverse research and development efforts that include 47 active clinical programs across the Company’s major research franchises: bone, respiratory, immunology and endocrine; cardiovascular; diabetes and obesity; infectious diseases; neuroscience; oncology and vaccines .
     Dr. Kim told analysts that as of Dec. 9, 2008, Merck’s pipeline includes nine candidates in Phase III, 15 in Phase II and 23 in Phase I. And he detailed seven of the drug candidates currently in Phase III clinical development:
•	MK-7418, rolofylline, a potential first-in-class selective adenosine A1 antagonist, is a Phase III investigational drug being evaluated for the treatment of acute heart failure. An NDA filing with the FDA continues to be anticipated in 2009.

•	MK-0974, telcagepant, an investigational oral calcitonin gene-related peptide receptor antagonist, represents a new mechanism for the treatment of migraine and has demonstrated efficacy comparable to zolmitriptan, an effective triptan, in the Phase III clinical program. The Company continues to anticipate filing an NDA with the FDA in 2009.

•	MK-8669, deforolimus, is a novel mTor (mammalian target of rapamycin) inhibitor being evaluated for the treatment of cancer. The drug candidate is being jointly developed and commercialized with ARIAD Pharmaceuticals, Inc., under an agreement reached in 2007. A Phase III study (SUCCEED) in patients with metastatic soft-tissue or bone sarcomas is under way. The Company continues to anticipate filing an NDA with the FDA in 2010.

•	V503, a nine-valent HPV vaccine in development to provide broader coverage against HPV. The Phase III clinical program is underway and Merck anticipates a filing with the FDA in 2012.

•	MK-0822, odanacatib, is a highly selective inhibitor of the cathepsin K enzyme, which is being evaluated for the treatment of osteoporosis. The Phase III program is ongoing. Merck said that it continues to anticipate filing an NDA with the FDA in 2012.

•	MK-0524A is a drug candidate that combines extended-release niacin and a novel flushing inhibitor, laropiprant. MK-0524A has demonstrated the ability to lower LDL-cholesterol (LDL-C), raise HDL-cholesterol (HDL-C) and lower triglycerides with
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significantly less flushing than traditional extended release niacin alone. The cardiovascular outcomes trial, HPS2-THRIVE, is ongoing and expected to complete in 2012. Merck anticipates filing an NDA with the FDA for MK-0524A in 2012.

•	MK-0859, anacetrapib, is an inhibitor of the cholesteryl ester transfer protein (CETP) that has shown promise in lipid management by raising HDL-C and reducing LDL-C without raising blood pressure. A Phase III study was initiated in April 2008 and enrollment in a cardiovascular outcomes study is expected to begin in 2010. The Company anticipates filing an NDA with the FDA beyond 2014.
Additionally, Dr. Kim detailed the six potential 2009 Phase III candidates, notably:
•	V710, a novel Staphylococcus aureus (S. aureus) vaccine that targets a highly conserved antigen originally discovered by Intercell AG. A Phase II/III sequential design study in cardiothoracic surgery patients at acute risk of infection is underway and additional studies are under consideration. S. aureus infections are a major public health challenge and represent a serious unmet medical need. Merck anticipates a filing with the FDA in 2011.

•	MK-0633, a once-daily 5-Lipoxygenase (5-LO) inhibitor that has the potential to decrease the production of all leukotrienes, key mediators of inflammation. MK-0633 is currently being evaluated in a Phase IIb study for the treatment of asthma and a Phase IIa study for the treatment of chronic obstructive pulmonary disease (COPD). The Company anticipates filing MK-0633 for asthma in 2011.
Science-based Diversity Is Engine of Innovation
     Dr. Kim also discussed diversification of Merck’s scientific portfolio both through internal and external research collaborations. The Company is focused on developing novel, best-in-class or follow-on treatments for patients in primary care, specialty care, and hospital settings. Additionally, Merck Research Laboratories is pursuing a portfolio of treatment modalities that not only includes small molecules and vaccines, but also biologics, peptides and RNAi.
     “We are diversifying our R&D activities, promoting technological changes and bringing together complementary R&D activities to drive innovation at Merck,” Kim said. “Our strategy of scientific diversification facilitates innovation and provides a sustainable approach that sets Merck apart in an industry that is increasingly focused on specialty medicines.”
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     As an example of the Company’s innovative approach to research, Merck is forming a new division called Merck BioVentures MBV which will employ Merck’s proprietary glyco-engineering technology to become a leading provider of follow-on biologics. Follow-on biologics represent a significant market opportunity due to the extensive patent expiries of leading biologics scheduled to occur through 2017. Merck’s first follow-on biologic program, MK-2578 for anemia, is in clinical development and the Company plans to launch MK-2578 in 2012. In addition, the Company anticipates having at least five follow-on biologic candidates in late-stage development by 2012.
     “Merck BioVentures was enabled by our acquisition of GlycoFi in 2006,” Kim said. “Merck BioVentures is uniquely positioned for success as a result of the humanized GlycoFi yeast platform which has the potential to provide us with a competitive advantage at a time when the patents on many marketed biologic therapeutics are set to expire.”
Business is Committed to Lifecycle Management and Accelerating New Strategy
     Kenneth C. Frazier, executive vice president and president, Global Human Health, discussed the continued global opportunities of GARDASIL, JANUVIA, JANUMET, ISENTRESS and ZOSTAVAX. He said the Company continues to invest in launching its medicines and vaccines around the world, is pursuing new indications for GARDASIL and ISENTRESS, and developing new fixed-dose combinations with JANUVIA, as well as an extended release formulation of JANUMET.
     “There are tremendous commercial opportunities for our established franchises, many of which remain the first and only medicines or vaccines of their kind in markets around the world,” Frazier said. “We will continue to strongly invest in lifecycle management opportunities for these franchises to further drive top-line revenues. For JANUVIA and ISENTRESS, for example, we are developing fixed dose combinations to enable these medicines to become cornerstones of treatment.”
     Mr. Frazier also highlighted the global rollout of Merck’s new commercial models. The strategy employs the use of new marketing technologies to complement a new, more customer-centered approach; and moves away from the traditional frequency-based sales and marketing approach; it also creates efficiencies by eliminating redundancies in core functions and across the sales organization. Mr. Frazier discussed encouraging results of an extensive pilot that tested the Company’s new customized approach to serving medical professionals in the U.S.
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     “We believe that the pilot demonstrates our ability to maintain business performance and build trust and value with a more efficient approach, and we are on track to fully implement this model early in 2009 throughout the U.S.,” Mr. Frazier said. “In addition, outside of the United States, we are also undertaking significant changes and will continue implementing innovative models. In Europe and Japan, where Merck is already implementing new models, the Company is growing faster than the market, and is positioned for further growth.”
     Mr. Frazier told investors that the large numbers of people around the world who potentially can benefit from Merck’s in-line products as well as new medicines and vaccines provide ample opportunities for future growth, especially in emerging markets.
     “Merck’s portfolio of innovative products is well-suited to improve the lives of patients in emerging markets,” Mr. Frazier said. “We are establishing leadership positions in many of these markets, and building our organization for future success — with a goal of reaching top 5 market share in targeted emerging markets. Already, many of our products are market leaders and we are moving ahead on multiple fronts to make Merck a stronger company for the future, one that converts opportunities into tangible growth and competitive advantage,” Mr. Frazier said.
Merck 2008 and 2009 EPS Guidance
     On Dec. 4, Merck reaffirmed its 2008 financial guidance and announced its outlook for 2009. The Company anticipates its full-year 2008 non-GAAP (generally accepted accounting principles) earnings per share (EPS) to be in the range of $3.28 to $3.32, adjusting for certain items, and 2008 GAAP EPS to be in the range of $3.45 to $3.55. Merck also anticipates full-year 2009 non-GAAP EPS to be in the range of $3.15 to $3.30, excluding certain items, and 2009 GAAP EPS to be in the range of $2.95 to $3.17.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
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Forward-Looking Statement
     This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2007, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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